                                                                    Exhibit 11.1



                      PETE'S BREWING COMPANY AND SUBSIDIARY

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (in thousands, except per-share amounts)

                                               For the three
                                               months ended
                                                 March 31,
                                            -------------------
                                              1998       1997
                                             ------     ------
Weighted average common shares
    outstanding for the period...........    10,817     10,742

Common equivalent shares assuming
    conversion of stock options and
    warrants under the treasury stock
    method...............................       -0-        -0-

Shares used in per share calculation.....    10,817     10,742
                                             ======     ======

Net loss     ............................   $(1,777)  $ (2,820)
                                            ========  =========

Net loss per share.......................  $  (0.16)  $  (0.26)
                                           ========   ========




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